SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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RED ROBIN GOURMET BURGERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RED ROBIN GOURMET BURGERS, INC.

5575 DTC Parkway, Suite 110

Greenwood Village, CO 80111

(303) 846-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2003

To our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Red Robin Gourmet Burgers, Inc. to be held at 9:00 a.m. mountain daylight saving time, on Tuesday, June 3, 2003, at our corporate headquarters, located at 5575 DTC Parkway, Suite 110, Greenwood Village, Colorado. The meeting will be convened for the following purposes:

1.	To elect two (2) Class I directors for three-year terms;
2.	To approve an amendment to our amended and restated certificate of incorporation to reduce the number of our authorized shares of common stock and preferred stock;
3.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 28, 2003; and
4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 14, 2003 are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

Your attention is directed to the accompanying proxy statement, which includes information about the matters to be considered at the annual meeting and certain other important information. We encourage you to carefully review the entire proxy statement.

We cordially invite you to attend the annual meeting. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. Mailing your completed proxy card will not prevent you from voting in person at the meeting if you wish to do so.

Accompanying this notice and proxy statement is a copy of our 2002 annual report to stockholders.

By Order of the Board of Directors,

Michael J. Snyder

Chairman of the Board

and Chief Executive Officer

April 14, 2003

Greenwood Village, CO

RED ROBIN GOURMET BURGERS, INC.

5575 DTC Parkway, Suite 110

Greenwood Village, Colorado 80111

(303) 846-6000

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2003

This proxy statement is solicited by the board of directors of Red Robin Gourmet Burgers, Inc. and contains information relating to the annual meeting of our stockholders to be held on Tuesday, June 3, 2003, beginning at 9:00 a.m. mountain daylight saving time, at our corporate headquarters, located at 5575 DTC Parkway, Suite 110, Greenwood Village, Colorado. This proxy statement and accompanying proxy card are being distributed on or about April 24, 2003.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote on the following three items of business:

1.	The election of two (2) Class I directors for three-year terms;
2.	Approval of an amendment to our amended and restated certificate of incorporation to reduce the number of our authorized shares of common stock and preferred stock; and
3.	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 28, 2003.

You will also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

What shares are entitled to vote?

Each share of our common stock outstanding on April 14, 2003, the record date, is entitled to vote on all items being voted on at the meeting. You can vote all the shares that you owned on the record date. These shares include: (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at 8:30 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

How do I vote?

There are two ways that you can vote: (1) if you complete and properly sign the accompanying proxy card and return it to us in the envelope enclosed for your convenience, it will be voted as you direct; or (2) if you are a stockholder of record, you can attend the meeting and vote in person. Stockholders who hold their shares in “street name” and wish to vote in person at the meeting will need to obtain a signed proxy from the institution that holds their shares giving you the right to vote the shares.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by: (1) delivering a written notice of your revocation to our corporate secretary at our principal executive office, 5575 DTC Parkway, Suite 110, Greenwood Village, Colorado 80111; or (2) executing and delivering a later dated proxy. In addition, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Our board of directors recommends that you vote:

•	FOR election of each of the two nominated directors (see Proposal 1);
•	FOR approval of an amendment to our amended and restated certificate of incorporation to reduce the number of authorized shares of our common stock and preferred stock (see Proposal 2); and
•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 28, 2003 (see Proposal 3).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Director.    In the election of directors, the two persons receiving the highest number of “FOR” votes will be elected.

Other Items.    For each other item to be considered at the annual meeting, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the item will be required for approval. If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Abstentions have the same effect as votes against the matter.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return all proxies for each proxy card that you receive in order to ensure that all of your shares are voted.

How can I vote on each of the proposals?

In the election of directors, you may vote FOR each of the two nominees, or your vote may be WITHHELD with respect to either nominee. For the other matters, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

How are votes counted?

Each of your shares will be voted according to your directions on the proxy card. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors (FOR each of the two Class I director nominees named in the proxy statement and FOR each of the other two proposals). If you ABSTAIN from voting on either of the other two proposals, it will have the same effect as a vote AGAINST the proposal.

Who will count the proxy votes?

Votes will be counted by our transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038, who has been appointed to act as the inspector of election for the annual meeting.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the three matters described in the proxy statement. If you grant a proxy, either of the officers named as proxy holder, Michael J. Snyder or James P. McCloskey, or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for Class I director, the person named as the proxy holder will vote your proxy for another candidate nominated by our board of directors.

How do I submit a shareholder proposal for consideration at next year’s annual meeting?

Proposals for Inclusion in Proxy Statement.    For your proposal to be considered for inclusion in our proxy statement for next year’s meeting, your written proposal must be received by our corporate secretary at our principal executive office no later than December 26, 2003. If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. You should also be aware that your proposal must comply with Securities and Exchange Commission regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials.

Proposals to be Addressed at Meeting (but not included in proxy statement).    In order for you to raise a proposal (including director nominations) from the floor during next year’s meeting, our corporate secretary must receive a written notice of the proposal no later than March 10, 2004 and no earlier than February 9, 2004, and it must contain the additional information required by our bylaws. You may obtain a complete copy of our bylaws by submitting a written request to our corporate secretary at our principal executive office. If we change the date of next year’s meeting by more than 30 days from the date contemplated at this year’s meeting, in order for the proposal to be timely, we must receive your written proposal at least 90 days before the date of next year’s meeting or no more than 10 days following the day on which the meeting date is publicly announced.

STOCK OWNERSHIP

Stock Ownership of Certain Persons

The following table contains information about the beneficial ownership (unless otherwise indicated) of our common stock as of March 18, 2003 by:

•	each person who is known to us to beneficially own more than 5.0% of our common stock;
•	each of our directors, and the board’s nominees for director;

•	each executive officer named in the Summary Compensation Table; and
•	all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Red Robin Gourmet Burgers, Inc., 5575 DTC Parkway, Suite 110, Greenwood Village, Colorado 80111.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 15,124,653 shares of common stock outstanding as of March 18, 2003.

	Shares Beneficially Owned as of March 18, 2003 (1)
Name	Number	Percent (2)
Bricoleur Capital Management LLC (3)	851,600	5.6%
Quad-C Partners V, L.P.(4)	4,144,562	27.4
Skylark Co., Ltd.(5)	1,958,673	13.0
Michael J. Snyder (6)	1,483,302	9.8
James P. McCloskey (7)	172,412	1.1
Michael E. Woods (8)	215,892	1.4
Robert J. Merullo (9)	155,547	1.0
Todd A. Brighton(10)	12,931	*
Eric C. Houseman (11)	18,241	*
Terrence D. Daniels (12)	4,310,344	28.5
Benjamin D. Graebel	—	—
Edward T. Harvey, Jr. (13)	4,310,344	28.5
Dennis B. Mullen	4,000	*
Gary J. Singer	5,518	*
Directors and Executive Officers as a group (11 persons)(14)	6,378,187	42.1

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our common stock.
(1)	This table gives effect to the exercise of stock options by certain of our executive officers as discussed in “Certain Relationships and Related Transactions” that may be subject to a right of repurchase.
(2)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 18, 2003, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.
(3)	This disclosure is based on a Schedule 13-G filed by Bricoleur Capital Management LLC on February 14, 2003. The address of this stockholder is 12230 El Camino Real, Suite 100, San Diego, California 92130.
(4)

4,144,562 shares of our common stock are owned of record by RR Investors, LLC. As the sole member of RR Investors, Quad-C Partners V, L.P. has the sole power to vote and dispose of the shares held by RR Investors. Quad-C Advisors V, L.L.C. is the general partner of Quad-C Partners V. Edward T. Harvey, Jr., one of our directors, is the president and a director of RR Investors. In addition, Mr. Harvey has an indirect management interest in RR Investors as a holder of a 15.0% membership interest in Quad-C Advisors V. Terrence D. Daniels, one of our other directors, is the vice president and secretary of RR Investors. In addition, Mr. Daniels has an indirect membership interest in RR Investors as a holder of a 40.0% membership interest in Quad-C Advisors V. This amount excludes 165,782 shares of common stock held by

RR Investors II, LLC. See footnotes 12 and 13, below, for more information regarding RR Investors II. The address of this stockholder is c/o Quad-C Management, Inc., 230 East High Street, Charlottesville, Virginia 22902.

(5)	Includes 355,225 shares of common stock held by Hibari Guam Corporation, an indirect wholly owned subsidiary of Skylark Co., Ltd. Skylark Co., Ltd.’s address is Shacho-Shitsu Branch, 16th Floor, Shinjuku Green Tower, 6-14-1 Nishi Shinjuku, Shinjuku, Tokyo 160-0023 Japan. Hibari Guam’s address is 9999 South Marine Drive, Temuning, Guam 96911.
(6)	Includes 34,483 shares held by Amalfi Kapital, LLC, a wholly owned subsidiary of Bunch Grass Leasing, LLC. Mr. Snyder is a 50.0% owner of Bunch Grass Leasing. Mr. Snyder disclaims beneficial ownership of these shares.
(7)	Includes 3,034 shares held by the Claire C. McCloskey Trust, 3,034 shares held by the Megan L. McCloskey Trust and 3,034 shares held by the James P. McCloskey, Jr. Trust, the sole beneficiaries of which are Mr. McCloskey’s children. This amount also includes 11,586 shares held by the James P. McCloskey Retained Annuity Trust.
(8)	Includes an aggregate of 3,448 shares held by Mr. Woods’ minor children.
(9)	Includes an aggregate of 5,172 shares held by Mr. Merullo’s minor children.
(10)	Consists of 12,931 shares of common stock subject to options exercisable within 60 days of March 18, 2003
(11)	Includes 17,241 shares of common stock subject to options exercisable within 60 days of March 18, 2003.
(12)	Consists of 4,144,562 shares of common stock held by RR Investors, LLC and 165,782 shares of common stock held by RR Investors II, LLC. Mr. Daniels is the vice president and secretary of each of RR Investors and RR Investors II and, as such, shares voting and dispositive power as to the shares held by RR Investors and RR Investors II. In addition, Mr. Daniels has an indirect membership interest in RR Investors as a holder of a 40.0% membership interest in Quad-C Advisors V, L.L.C., the general partner of the sole member of RR Investors, Quad-C Partners V, L.P. Mr. Daniels also has a membership interest in RR Investors II equal to 22.5% and his four children collectively own an additional 20.8% of the outstanding membership interests of RR Investors II. Mr. Daniels disclaims beneficial ownership of these shares except to the extent of Mr. Daniels’ pecuniary interest therein.
(13)	Consists of 4,144,562 shares of common stock held by RR Investors, LLC and 165,782 shares of common stock held by RR Investors II, LLC. Mr. Harvey is the president and a director of each of RR Investors and RR Investors II and, as such, shares voting and dispositive power as to the shares held by RR Investors and RR Investors II. In addition, Mr. Harvey has an indirect membership interest in RR Investors as a holder of a 15.0% membership interest in Quad-C Advisors V, L.L.C., the general partner of the sole member of RR Investors, Quad-C Partners V, L.P. Mr. Harvey also has an indirect membership interest in RR Investors II through High Street Holdings, L.C., in which he is the manager and has an 80.0% ownership interest. High Street Holdings has a 16.3% membership interest in RR Investors II. Mr. Harvey disclaims beneficial ownership of these shares except to the extent of Mr. Harvey’s pecuniary interest therein.
(14)	Includes 30,172 shares of common stock subject to options exercisable within 60 days of March 18, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal year 2002, all of our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements, except that a Form 4 was filed late by Skylark Co., Ltd. and a Form 4 was filed late by Eric Houseman. In addition, each of Skylark Co., Ltd. and Tasuku Chino filed an amended Form 4 to correct the price at which securities were sold and Eric C. Houseman filed an amended Form 3 to correct the vesting schedule for one of his stock options.

BOARD OF DIRECTORS

During the fiscal year ended December 29, 2002, the board of directors held eleven meetings, and acted by unanimous written consent one time. Each of our current directors attended at least 75% of the aggregate total of meetings of the board of directors and committees on which he served.

Committees of the Board of Directors

Our board of directors has established an audit committee and a compensation committee.

Audit Committee.    The audit committee is currently comprised of Benjamin D. Graebel (chairman), Edward T. Harvey, Jr., and Dennis B. Mullen. Terrence D. Daniels and Gary J. Singer were members of the audit committee during 2002. Mr. Daniels resigned from the audit committee on September 11, 2002, and Mr. Singer resigned on March 21, 2003. The audit committee reviews, acts on, and reports to our board with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of our annual audits, fees to be paid to the auditors, evaluating the performance of our independent auditors and our accounting practices. The audit committee operates pursuant to a written charter, which was approved and adopted by our board of directors in June 2002. The full text of the committee’s charter is attached to this proxy statement as Appendix I.

As of the date of this proxy statement, Mr. Graebel and Mr. Mullen are “independent” as such term is defined under Rule 4200, as amended, of the listing standards of the National Association of Securities Dealers (“NASD”). Mr. Harvey, the other current member of the audit committee, is not “independent” under NASD’s definition based on his affiliation with Quad-C and its affiliates. However, one director who is not “independent” may serve on an audit committee without violating the NASD listing standards if a company meets the requirements set forth in Rule 4350(d)(2)(B) of the Nasdaq marketplace rules. Pursuant to Rule 4350(d)(2)(B), our board of directors has determined that Mr. Harvey’s membership on the audit committee is required by the best interests of our company and our stockholders due to Mr. Harvey’s financial and accounting expertise and extensive knowledge of our company. Prior to becoming affiliated with our company, Mr. Harvey served on the board of directors and audit committee of Stimsonite Corporation, a publicly traded corporation, from 1990 to July 1999. Prior to 1990, Mr. Harvey also held various financial positions at W.R. Grace & Co., principally in corporate development, acquisitions and planning. In the corporate development function, Mr. Harvey, and persons reporting to Mr. Harvey, were responsible for performing detailed analyses on the financial statements and business prospects of potential acquisitions, including thorough evaluations of the quality and sustainability of earnings at these companies. Mr. Harvey has also gained extensive knowledge of our company during the past three years through his involvement in the legal and financial due diligence process prior to the Quad-C investment in our company and his service on our board of directors and audit committee since May 2000.

The board also has determined that each of Mr. Graebel, Mr. Mullen and Mr. Harvey is an “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission. A discussion of the role of the audit committee is provided under “Audit Committee Report” below.

The audit committee met four times in fiscal year 2002.

Compensation Committee.    The compensation committee is currently comprised of Terrence D. Daniels (chairman), Gary J. Singer, and Edward T. Harvey, Jr., and operates pursuant to a written charter. Michael J. Snyder, our chairman, president and chief executive officer, was a member of the compensation committee during fiscal year 2002, but the board appointed Mr. Daniels to replace Mr. Snyder on the compensation committee in April 2002 prior to our initial public offering. Functions performed by the compensation committee include: developing and recommending to the board of directors an annual performance evaluation of our chief executive officer and other executive officers; reviewing and recommending to our board of directors salary and short-term and long-term incentive compensation programs for all senior executives; and reviewing and recommending to our board of directors significant changes in the design of employee benefit plans.

The specific nature of the compensation committee’s responsibilities as they relate to executive officers is set forth below under “Compensation Committee Report on Executive Compensation.”

The compensation committee met four times in fiscal year 2002.

Director Compensation

Base Compensation.    Directors who are not employees of our company receive quarterly compensation of $5,000, and an annual award of 1,000 stock options. We also reimburse directors for costs incurred by them in attending board and committee meetings. Director compensation for Edward T. Harvey, Jr. and Terrence D. Daniels is paid to Quad-C.

Options.    Stock options are granted pursuant to our 2002 Stock Incentive Plan at the fair market value of the underlying common stock on the date of grant. Each annual grant of 1,000 stock options shall become exercisable as to 100% of the total number of shares of common stock subject to the option on the earlier of the first anniversary of the date of grant or the first annual meeting of our stockholders that occurs more than ten months after the date of grant. A new director who is not an employee of our company will receive 5,000 stock options at the beginning of such director’s term. Each initial grant of 5,000 stock options shall become exercisable as to 50% of the total number of shares of common stock subject to the option on each of the following dates: (a) the earlier of the first anniversary of the date of grant or the first annual meeting of our stockholders that occurs more than ten months after the date of grant, and (b) the earlier of the second anniversary of the date of grant or the first annual meeting of our stockholders that occurs more than twenty-two months after the date of grant.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our amended and restated certificate of incorporation provides for three classes of directors with staggered three-year terms. Class I currently consists of two directors whose terms expire at this annual meeting; Class II currently consists of two directors whose terms expire at our 2004 annual meeting; and Class III currently consists of two directors whose terms expire at our 2005 annual meeting. Tasuku Chino, formerly a Class I director, resigned as a director of our company in January 2003. Following Mr. Chino’s resignation, the board of directors reduced the authorized number of directors to six and reclassified one director, Michael J. Snyder, from a Class III director to a Class I director. Currently, there are no vacancies on our board of directors.

Our board of directors has nominated Terrence D. Daniels and Michael J. Snyder to continue to serve as our Class I directors. If re-elected, Mr. Daniels and Mr. Snyder will continue to serve in office until our annual meeting in 2006 and until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement.

Mr. Daniels and Mr. Snyder have each consented to be named as a nominee in this proxy statement, and we expect that Mr. Daniels and Mr. Snyder will be able to serve if elected. Should Mr. Daniels or Mr. Snyder become unable or unwilling to accept his nomination for election, our board of directors can name a substitute nominee and the persons named in the proxy card, or their nominees or substitutes, will vote your shares for such substitute nominee unless an instruction to the contrary is written on your proxy card.

Directors and Nominees

Below, you can find the principal occupation and other information about each of the Class I directors and each of the other directors whose term of office will continue after the meeting.

Nominees for Term Ending Upon the 2006 Annual Meeting of Stockholders - Class I Directors

Terrence D. Daniels, 60, joined us as a director in May 2000. Mr. Daniels has been a partner with Quad-C in Charlottesville, Virginia since its formation in November 1989. Prior to November 1989, Mr. Daniels served as vice chairman and director of W.R. Grace & Co., as chairman, president and chief executive officer of Western Publishing Company, Inc. and as senior vice president for corporate development of Mattel, Inc.

Michael J. Snyder, 53, was elected as our president, chief operating officer and as a director in April 1996. In March 1997, Mr. Snyder was elected as our chief executive officer. In May 2000, Mr. Snyder was elected as our chairman of the board. From 1979 to May 2000, Mr. Snyder also served as president of The Snyder Group Company. Prior to being acquired by us in May 2000, The Snyder Group Company, under Mr. Snyder’s leadership, was our leading franchisee with 14 units.

Continuing Directors for Term Ending Upon the 2004 Annual Meeting of Stockholders - Class II Directors

Edward T. Harvey, Jr., 55, joined us as a director in May 2000. Mr. Harvey has been a partner with Quad-C in Charlottesville, Virginia since April 1990. From 1975 to April 1990, Mr. Harvey held various financial positions at W.R. Grace & Co., principally in corporate development, acquisitions and planning.

Gary J. Singer, 50, joined us as a director in June 1993. Mr. Singer has been a partner with the law firm of O’Melveny & Myers LLP, an international law firm, since February 1985 and has been associated with O’Melveny & Myers since 1977.

Continuing Directors for Term Ending Upon the 2005 Annual Meeting of Stockholders - Class III Directors

Benjamin D. Graebel, 47, joined us as a director in September 2002. Since July 2000, Mr. Graebel has served as the chief executive officer for the Graebel Companies, Inc. of Denver, Colorado, a privately held transportation and relocation service provider. Since joining the Graebel Companies in June 1979, and prior to his appointment as the chief executive officer of the Graebel Companies, Mr. Graebel held a variety of management positions, including regional vice president, president of the moving and storage group and chief operating officer. Graebel Companies is the largest privately held relocation company in the United States. Graebel Companies include Graebel Van Lines, Graebel Movers International and Graebel Relocation Worldwide. Graebel Companies is a worldwide leader in corporate employee relocation and facility management.

Dennis B. Mullen, 59, joined us as a director in December 2002. Mr. Mullen has been a private investor for the past five years. Mr. Mullen currently serves as a trustee for Janus Funds, chairs the Janus Funds’ nominating and governance committee, and serves on the Janus Funds’ audit and brokerage committees. As a trustee for Janus Funds, Mr. Mullen has also chaired the audit committee. Prior to 1998, Mr. Mullen had more than 30 years experience as a corporate executive in the restaurant industry, and has served as chief executive officer for several restaurant chains, including Cork & Cleaver Restaurants of Denver, Colorado; Pedro Verde’s Mexican Restaurants, Inc. of Boulder, Colorado; Garcia’s Restaurants, Inc. of Phoenix, Arizona; and BCNW, a franchise of Boston Chicken, Inc. in Seattle, Washington. Mr. Mullen started his professional career at PricewaterhouseCoopers and also served as the chief financial officer for Lange Ski Boots.

Required Vote

The two persons receiving the highest number of “FOR” votes present in person or represented by proxy and entitled to vote at the annual meeting will be elected.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the re-election of Mr. Daniels and FOR the re-election of Mr. Snyder as Class I directors on our board of directors.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to us in all capacities by our chief executive officer and our other executive officers during fiscal years 2002 and 2001. The individuals listed in the table below are collectively referred to as the “named executive officers.”

Summary Compensation Table

	Annual Compensation (1)							Long-Term Compensation
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation($)		Securities Underlying Options/SARs (#)	All Other Compensation ($)(2)

Michael J. Snyder, Chief	2002	$364,652		$338,367				—	$4,851
Executive Officer	2001	340,609		347,288				—	4,620

James P. McCloskey,	2002	243,101		163,161	(3)			34,483	2,933
Chief Financial Officer	2001	226,861		162,068	(3)			—	2,793

Michael E. Woods,
Senior Vice President
of Franchise	2002	208,739		140,099				—	2,690
Development	2001	196,568		140,498				—	2,562

Robert J. Merullo, Senior
Vice President of	2002	246,753		165,612	(4)			—	6,853
Restaurant Operations	2001	207,563		147,630				—	5,600

Todd A. Brighton, Vice
President of	2002	156,999		39,211		$188,879	(6)	—	583
Development	2001	95,192	(5)	30,000		29,275	(7)	51,724	1,400

Eric C. Houseman, Vice
President of	2002	159,300		38,677	(8)			—	1,461
Restaurant Operations	2001	128,942		48,300				8,621	1,391

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include a) medical, group life insurance or other benefits received by the named executive officers that are available generally to all of our salaried employees, or b) perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus disclosed in this table.

(2)	Represents premiums paid for supplemental life insurance.

(3)	Includes $114,213 of bonus compensation earned during 2002 and $50,000 of bonus compensation earned during 2001 that Mr. McCloskey has elected to defer.

(4)	Includes $16,561 of bonus compensation earned during 2002 that Mr. Merullo has elected to defer.

(5)	Mr. Brighton joined our company in April 2001. His annualized salary for 2001 was $150,000.

(6)	Includes: (1) the payment of an automobile allowance paid by us for the benefit of Mr. Brighton; (2) the payment or reimbursement of fees and expenses incurred in connection with the sale of Mr. Brighton’s previous residence, including $41,027 for real estate commissions and miscellaneous closing costs and an aggregate of $68,333 for the payment or reimbursement to Mr. Brighton and a third party relocation company on Mr. Brighton’s behalf to compensate for the loss on the sale of Mr. Brighton’s previous residence (together with an additional amount to reimburse Mr. Brighton for tax liabilities associated with this amount); (3) the payment or reimbursement of mortgage and other related costs and expenses during an interim period with respect to Mr. Brighton’s former residence; (4) the payment or reimbursement of costs and expenses associated with the relocation of Mr. Brighton from Alpharetta, Georgia to Denver, Colorado; and (5) the payment or reimbursement of costs and expenses incurred by Mr. Brighton for temporary housing following his relocation to Denver, Colorado.

(7)	Includes: (1) the payment of an automobile allowance paid by us for the benefit of Mr. Brighton; (2) the payment of a $20,000 relocation bonus paid to Mr. Brighton; and (3) the payment or reimbursement of costs and expenses incurred by Mr. Brighton for temporary housing following his relocation to Denver, Colorado.

(8)	Includes $34,809 of bonus compensation earned during 2002 that Mr. Houseman has elected to defer.

Option Grants during Fiscal Year 2002

The following table sets forth information with respect to option grants to the named executive officers during fiscal year 2002:

We have never issued restricted stock or stock appreciation rights.

Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Year (1)
Name	Number of Securities Underlying Options Granted (2)	% of Total Options Granted to Employees in 2002 (3)	Exercise Price per Share ($/Share) (4)	Expiration Date (5)	5.0%($)	10.0%($)
Michael J. Snyder	—	—	—	—	—	—
James P. McCloskey	34,483	26.4	$7.25	1/29/2012	157,255	398,438
Michael E. Woods	—	—	—	—	—	—
Robert J. Merullo	—	—	—	—	—	—
Todd A. Brighton	—	—	—	—	—	—
Eric C. Houseman	—	—	—	—	—	—

(1)	The potential realizable values are based on an assumption that the stock price of our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect our estimate of future stock price growth of the shares of our common stock.

(2)	Represents options we granted under our 2000 Management Performance Common Stock Option Plan. In April 2002, our board of directors approved the early exercise of these options and 34,483 shares of common stock were issued in exchange for a full recourse note totaling $250,000, bearing interest at 4.65% with principal and accrued and unpaid interest due and payable on January 29, 2012. The shares acquired by Mr. McCloskey upon the early exercise of these stock options are subject to a right of repurchase in our favor at the lower of the price paid for the shares acquired by Mr. McCloskey upon the early exercise of these stock options or the fair market value of these shares on the date that we exercise our right of repurchase.

(3)	Based on an aggregate of 130,487 shares of our common stock that are subject to options granted to employees during 2002.

(4)	Prior to our initial public offering, we granted options at an exercise price equal to the estimated fair market value of our common stock as determined by our board of directors at the date of grant. In determining the estimated fair market value of our common stock, the board considered various factors, including our financial condition and business prospects, operating results, the absence of a market for our common stock and the risks normally associated with investments in companies engaged in similar businesses. Following our initial public offering, we granted options at an exercise price equal to the fair market value on the date of grant equal to the closing price as quoted by the Nasdaq Stock Market’s National Market.

(5)	The term of each option we grant is generally ten years from the date of grant. Our options may terminate before their expiration date if the option holder’s status as an employee is terminated or upon the option holder’s death or disability.

Aggregated Option Exercises and Values for Fiscal Year 2002

The table below sets forth the following information with respect to option exercises by each of the named executive officers during fiscal year 2002 and the status of their options at December 29, 2002:

Name	Number of Shares Acquired Upon Exercise of Options (1)	Valued Realized Upon Exercise	Number of Unexercised Options at December 29, 2002		Value of Unexercised In-the-Money Options at December 29, 2002 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Snyder	517,241	$750,000	0	0	$—	$—
James P. McCloskey	172,415	100,000	0	0	—	—
Michael E. Woods	146,551	150,000	0	0	—	—
Robert J. Merullo	86,207	125,000	0	0	—	—
Todd A. Brighton	0	—	0	51,724	—	323,792
Eric C. Houseman	0	—	17,241	8,621	120,515	53,967

(1)	Includes options early exercised by our named executive officers in April 2002.

(2)	In accordance with SEC rules, values are calculated by subtracting the per share exercise price from the fair market value of the underlying common stock and multiplying such amount by the number of shares represented by the unexercised options. For purposes of this table, fair market value is deemed to be $12.79 per share, the closing price reported by the Nasdaq Stock Market National Market on December 27, 2002.

Equity Compensation Plan Information

We maintain four equity-based compensation plans—the 1996 Stock Option Plan, the 2000 Management Performance Common Stock Option Plan, the 2002 Stock Incentive Plan, and the Employee Stock Purchase Plan. Each of these plans has been approved by our stockholders. The following table sets forth the number of shares of our common stock subject to outstanding options and rights under these plans, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under these plans as of December 29, 2002:

Equity Compensation Plan Table
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	477,946	(1)	$7.23	1,186,000	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	477,946		$7.23	1,186,000

(1)	140,841 of these shares were subject to options then outstanding under the 1996 Stock Option Plan; 323,105 of these shares were subject to options then outstanding under the 2000 Management Performance Common Stock Option Plan; and 14,000 of these shares were subject to options then outstanding under the 2002 Stock Incentive Plan.
(2)	Of the aggregate number of shares that remained available for future issuance, 300,000 shares were available for issuance under the Employee Stock Purchase Plan and 886,000 shares were available for issuance under the 2002 Stock Incentive Plan. Any shares subject to options granted under the Employee Stock Purchase Plan or the 2002 Stock Incentive Plan that are not exercised before they expire or are terminated will become available for additional award grants under the respective plan. No new awards may be granted under the 1996 Stock Option Plan or the 2000 Management Performance Common Stock Option Plan. The shares available under the 2002 Stock Incentive Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2002 Stock Incentive Plan including options, stock appreciation rights, limited stock appreciation rights, restricted stock, performance share awards, or stock bonuses.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Employment Agreements and Termination of Employment Agreements

The following is a description of each employment agreement that we have with the named executive officers:

Michael J. Snyder.    We entered into an employment agreement with Michael J. Snyder in May 2000. Pursuant to this agreement, Mr. Snyder serves as the chairman of our board of directors, our chief executive officer and our president and receives a base salary that is annually reviewed by our board of directors. Mr. Snyder is also entitled to participate in our annual incentive compensation plan and all other incentive, savings and retirement plans, practices, policies and programs to the same extent as other senior executive employees. The employment agreement has an initial term ending in May 2005, which will be automatically extended for additional one-year periods unless either we or Mr. Snyder gives written notice not to extend the agreement.

In the event Mr. Snyder’s employment is terminated other than for cause, as defined in the agreement to include, among other things, neglect in the performance of his duties, engaging willfully in misconduct in the performance of his duties and failure to follow lawful directives from our board of directors, or Mr. Snyder terminates his employment with us for a substantial breach as defined in the agreement to include a reduction in his base salary, the removal of Mr. Snyder from his current officer positions other than for cause and a change in control, Mr. Snyder will receive severance pay which includes: payment of his base salary for one year, the bonus he would have received on the next bonus payment date, and participation in our health and welfare benefit plans for himself and his family for one year. In the event Mr. Snyder’s employment is terminated by reason of his death or disability, Mr. Snyder’s estate will receive all accrued but unpaid and deferred compensation and will have the right to require us to purchase common stock held by his estate having a fair market value of up to $5.0 million. Mr. Snyder’s family will also have the right to participate in our health and other welfare benefit plans for one year.

Mr. Snyder has agreed not to engage in any activity relating to the casual dining business anywhere in the United States until the later of May 11, 2005 or two years following the termination of his employment.

Michael E. Woods.    We entered into an employment agreement with Mike Woods, our senior vice president of franchise development in January 1997. Pursuant to this agreement, Mr. Woods is entitled to severance pay equal to his then current base salary paid monthly for one year if he is terminated by us without cause. Mr. Woods’ current base annual salary is $255,000. Mr. Woods’ employment agreement does not have a termination date.

Change-in-Control Arrangements

The following is a description of each change-in-control provision that is contained within our stock option plans:

2000 Management Performance Common Stock Option Plan.    Outstanding options under our 2000 Management Performance Common Stock Option Plan may become fully vested in connection with the sale or disposition of substantially all of our common stock or our assets. In addition, the plan administrator may provide for the assumption, substitution or settlement of the outstanding options under the 2000 Management Performance Common Stock Option Plan in the event of a “control transfer.” A control transfer is defined in the 2000 Management Performance Common Stock Option Plan and generally includes any person or group of persons who were not stockholders on April 30, 2000 becoming the owner of 50.0% or more of our outstanding voting shares, our merger, consolidation, or other reorganization in which any such person or group owns 50.0% or more of the outstanding voting shares of the surviving or resulting entity, or all or substantially all of our assets are sold or otherwise transferred to any such person or group.

2002 Stock Incentive Plan.    Each award granted under the 2002 Stock Incentive Plan may, at the discretion of our board of directors or a committee appointed by our board of directors to administer the plan, become fully vested, exercisable, or payable, as applicable, upon a change in control event if the award will not be assumed or substituted for or otherwise continued after the event. A change of control, as defined in the 2002 Stock Incentive Plan, generally includes:

•	stockholder approval of our dissolution or liquidation;

•	certain changes in a majority of the membership of our board of directors over a period of two years or less;

•	the acquisition of more than 30.0% of our outstanding voting securities by any person other than a person who held more than 20.0% of our outstanding voting securities as of the date that the 2002 Stock Incentive Plan was approved, a company benefit plan, or one of their affiliates, successors, heirs, relatives or certain donees or certain other affiliates;

•	certain transfers of all or substantially all of our assets; and

•	a merger, consolidation or reorganization (other than with an affiliate) whereby our stockholders do not own more than 50.0% of the outstanding voting securities of the resulting entity after such event.

In addition, if we terminate any participant’s employment for any reason other than for cause either in express anticipation of, or within one year after a change in control event, then all awards held by that participant will vest in full immediately before his or her termination date. The plan administrator may also provide for alternative settlements (including cash payments), the assumption or substitution of awards or other adjustments in the event of a change of control event or in the context of any other reorganization of the company.

Compensation Committee Interlocks and Insider Participation

During 2002, our compensation committee consisted of Terrence D. Daniels (chairman), Edward T. Harvey, Jr., and Gary J. Singer. Michael J. Snyder, our chairman, president and chief executive officer, was a member of the compensation committee during fiscal year 2002, but the board appointed Mr. Daniels to replace Mr. Snyder on the compensation committee in April 2002 prior to our initial public offering. Other than service on the board of directors, we did not employ any of the current members of the compensation committee during 2002. No member of our compensation committee and none of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Certain transactions and relationships between us and Mr. Snyder, Mr. Harvey, Mr. Singer or Mr. Daniels, or one or more of their affiliates, are described below.

Transactions involving Mr. Snyder.    In April 2002, our board of directors approved the early exercise of options to purchase up to 775,862 shares of our common stock held by certain of our executive officers under our 2000 Management Performance Common Stock Option Plan, including Mr. Snyder. Mr. Snyder elected to early exercise options to purchase an aggregate of 517,241 shares of common stock. Mr. Snyder paid the exercise price by delivering a full recourse promissory note in the principal amount of $3,000,000. This promissory note bears interest at 4.65% per annum, with principal and accrued and unpaid interest due and payable on December 31, 2009. Interest accrued under the note as of March 18, 2003 totaled approximately $127,000.

The indebtedness represented by the above promissory note becomes immediately due and payable in the event that Mr. Snyder’s employment is terminated for any reason. Mr. Snyder has pledged the shares he acquired as collateral for repayment of his respective full recourse promissory note. The shares acquired by Mr. Snyder upon the early exercise of stock options are subject to a right of repurchase in our favor at the lower of the price paid for the shares acquired by Mr. Snyder upon the early exercise of these stock options or the fair market value of these shares on the date that we exercise our right of repurchase. Our right to repurchase lapses on the same schedule that the shares underlying the original options would have become vested and exercisable as follows:

•	68,966 shares acquired by Mr. Snyder vested and became exercisable in May 2002 and the remaining 68,965 shares will vest and become exercisable in May 2003.

•	379,310 shares acquired by Mr. Snyder vested and became exercisable as of July 24, 2002 by resolution of our board of directors following the closing of our initial public offering.

Mr. Snyder has two loans outstanding pursuant to his employment agreement, each in the aggregate principal amount of $300,000, as evidenced by promissory notes dated June 30, 2000 and February 27, 2001, which bear interest at 6.62% and 5.07%, respectively. These notes mature on May 11, 2005. During 2002, the board of directors determined that interest on the loans would not be waived and would be due and payable upon maturity of each note. Interest accrued under these loans as of March 18, 2003 totaled approximately $91,000.

Pursuant to the Sarbanes-Oxley Act of 2002, new loans to directors and executive officers by us are prohibited and existing loans may not be renewed or materially modified. These loans to Mr. Snyder will remain in effect in accordance with their existing terms and conditions because they were extended by us prior to the enactment of the Sarbanes-Oxley Act on July 30, 2002. In accordance with Sarbanes-Oxley, we will not renew or materially modify these loans.

Mr. Snyder has a 31.0% ownership interest in one of our franchisees, Mach Robin, LLC. We recognized franchise and royalty fees from Mach Robin in the amount of approximately $922,000 in 2002. Mach Robin has a 40.0% ownership interest and a right to share in up to 60.0% of the profits of one of our other franchisees, Red Robin Restaurants of Canada, Ltd. We recognized franchise and royalty fees from Red Robin Restaurants of Canada in the amount of approximately $786,000 in 2002.

From July 2001 to June 2002, we leased our restaurant building located at 9130 South Crown Crest Boulevard, Parker, Colorado 80138, from 2J Crown Point, LLC, which was indirectly managed by one of Mr. Snyder’s brothers, Steve Snyder. Stol Operating, Ltd. is the manager of 2J Crown Point and Steve Snyder is the president and the sole owner of Stol Operating. The lease was transferred by Stol Operating, Ltd. to a third party during June 2002. Total rent paid to 2J Crown Point, LLC during 2002 was approximately $87,000.

Our indoor plant maintenance supplier for our Denver area restaurants and corporate office, Tropical Interiors, is operated by one of Mr. Snyder’s brothers, Brad Snyder. We paid Tropical Interiors approximately $200,000 in 2002. We plan to continue using the services of Tropical Interiors in 2003.

Transactions involving Mr. Harvey.    We paid Quad-C, in which Mr. Harvey is a principal, a consulting fee of approximately $113,000 during 2002. These consulting services were related to an existing agreement that was terminated in connection with our initial public offering.

Transactions involving Mr. Singer.    Mr. Singer is a partner of O’Melveny & Myers LLP. We have engaged O’Melveny & Myers to represent us on various legal matters, including acquisitions, financings, our initial public offering, and general corporate matters.

Transactions involving Mr. Daniels.    We paid Quad-C, in which Mr. Daniels is a principal, a consulting fee of approximately $113,000 during 2002. These consulting services were related to an existing agreement that was terminated in connection with our initial public offering.

Compensation Committee Report on Executive Compensation

Overview

The compensation committee of the board of directors is currently composed of Terrence D. Daniels (chairman), Edward T. Harvey, Jr. and Gary J. Singer. The board appointed Mr. Daniels to replace Mr. Snyder on the compensation committee in April 2002. The compensation committee is responsible for establishing our compensation program for all employees, including executive officers. For executive officers, the compensation committee evaluates performance and recommends compensation policies and levels for approval by the board of directors.

Compensation Philosophy

The goals of our compensation program are to align compensation with our company’s business objectives and performance and to enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate them to enhance long-term stockholder value. In this regard, the compensation committee focuses on the following three components in determining the overall compensation package for our executive officers: base salary; annual incentive bonus; and long-term equity incentives.

Annual Base Salary

The compensation committee annually reviews the president and chief executive officer’s base salary and consults with the president and chief executive officer to review annually the base salary compensation of our other executive officers. If appropriate, the compensation committee recommends for approval by the board of directors adjustments to the base salaries of executive officers based upon individual executive officer performance, scope of responsibilities, salary levels paid by peer restaurant companies and market conditions. The compensation committee may from time to time also consider salary surveys and similar data prepared by independent consulting firms. As described below, in November 2002, the compensation committee engaged Frederic W. Cook & Co., Inc., a nationally-recognized consulting firm, to advise it on various compensation matters, including the level of annual base salaries paid to our senior executive officers.

Annual Incentive Bonus

Under our annual cash bonus program, executive officers from the vice president level and up are assigned target bonuses that are expressed as a percentage of their respective base salaries and increase as their level of responsibility increases. The bonuses are directly tied to our annual financial performance and are based upon minimum, target and maximum EBITDA budget levels and bonus funding percentages that are tied to an officer’s base salary and that correspond to specified EBITDA levels. These officers receive their target bonuses if we achieve the targeted EBITDA budget and a graduated up or down percentage of their target bonuses if we exceed or do not meet the targeted EBITDA budget. No bonuses are given if the minimum EBITDA levels are not met, and bonuses are capped at a specified percentage of an officer’s base salary that corresponds to the maximum proscribed EBITDA level. The EBITDA budget and the minimum, target and maximum EBITDA levels and bonus funding percentages are formulated by our management and presented to the compensation committee. If appropriate, the compensation committee recommends adjustments to such levels for approval by the board of directors. In recommending adjustments, the compensation committee considers, among other things, bonus levels paid by peer restaurant companies, market conditions and the advice of its compensation consultant. The compensation committee may from time to time also consider bonus surveys and similar data prepared by independent consulting firms.

Long Term Incentives

We believe that equity ownership by our employees is a significant incentive in building stockholder wealth and aligning the interests of employees and stockholders. Each year, our president and chief executive officer makes recommendations with respect to the level of stock options to be granted to eligible employees. The compensation committee reviews these recommendations and recommends them for approval by the board of directors based upon a variety of factors. During 2002, stock option awards were made under our Management Performance Common Stock Option Plan and our 2002 Stock Incentive Plan, which we adopted in July 2002 to replace the Management Performance Common Stock Option Plan. Under the 2002 Stock Incentive Plan, we also have the ability to award other equity-based incentives such as stock appreciation rights or restricted stock, but have not done so to date. In January 2003, in response to recommendations presented by the compensation committee’s consulting firm, the compensation committee recommended, and the board of directors approved, annual option grants to our chief executive officer and other executive officers of options to purchase a total of 144,000 shares of our common stock.

In July 2002, the board of directors, upon recommendation of the compensation committee, approved the adoption of an Employee Stock Purchase Plan. The Employee Stock Purchase Plan is intended to provide a means by which our employees may purchase our common stock through payroll deductions. We began utilizing the Employee Stock Purchase Plan in January 2003.

Hiring of Consulting Firm

In November 2002, the compensation committee engaged Frederic W. Cook & Co., Inc., a nationally-recognized consulting firm, to advise it on compensation matters. The consulting firm reviewed our compensation program and compared it to the compensation programs of peer restaurant companies. The consulting firm presented its conclusions and recommendations to the compensation committee in January 2003. In general, the consulting firm recommended that adjustments be made to the annual salary compensation paid to designated levels of our executive and other officers so that their salary levels would be between the 50th and 75th percentile of peer restaurant companies. In this regard and as described below, the compensation committee recommended, and the board of directors approved, an increase in Mr. Snyder’s base salary for 2003. The consulting firm also reviewed our bonus program and confirmed that our use of EBITDA targets is an appropriate measure to use to formulate annual management bonuses. Finally, the consulting firm reviewed our stock option plan programs and concluded that potential dilution resulting from option grants, the current ownership levels of our executive and other officers and the history of past option grants to our executive and other officers are within a range that is normal in comparison to peer restaurant companies.

Compensation of President and Chief Executive Officer

We entered into an employment agreement with Mr. Snyder, our president and chief executive officer, in May 2000. Pursuant to this employment agreement, the board of directors is required to annually review Mr. Snyder’s base salary. Mr. Snyder is also eligible to participate in our bonus program, as described above, and to participate in all incentive, savings and retirement plans, practices, policies and programs to the same extent as our other executive employees.

Salary, annual incentive and long term incentive compensation to Mr. Snyder were determined in accordance with the compensation committee’s compensation policies, as described above. In January 2002, the compensation committee recommended, and the board of directors approved, an adjustment to Mr. Snyder’s annual base salary from $340,609 during fiscal year 2001 to $364,652 during fiscal year 2002. This increase reflected the compensation committee’s recognition of Mr. Snyder’s performance during the prior year and its objective of maintaining his base salary at competitive levels. During fiscal year 2002, Mr. Snyder also received an annual bonus under our bonus program equal to $338,367. Mr. Snyder was not granted any stock options during fiscal year 2002.

In January 2003, in response to recommendations presented by the compensation committee’s consulting firm, the compensation committee recommended, and the board of directors approved, an additional increase in Mr. Snyder’s annual base salary to $450,000. This adjustment was made so that Mr. Snyder’s base salary would fall within the 50th to 75th percentile of base salary levels paid to presidents and chief executive officers of peer restaurant companies. The compensation committee also recommended, and the board of directors approved, an annual grant to Mr. Snyder of options to purchase 60,000 shares of our common stock.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code under the Omnibus Budget Reconciliation Act of 1993 limits the deductibility of compensation over $1 million paid by a company to an executive officer. The policy of the compensation committee is to establish and maintain a compensation program that maximizes the creation of long-term stockholder value. Action will be taken to qualify most compensation approaches to ensure deductibility, except in those limited cases in which the compensation committee believes stockholder interests are best served by retaining flexibility. In such cases, the compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its compensation objectives.

This compensation committee report will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any of our filings under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not be deemed “soliciting material” or be deemed “filed” under either such Acts.

Submitted on March 21, 2003 by the members of the compensation committee of our board of directors.

THE COMPENSATION COMMITTEE

Terrence D. Daniels, Chairman

Edward T. Harvey, Jr.

Gary J. Singer

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return of our common stock from July 19, 2002 to December 29, 2002, against the cumulative total stockholder return of the Russell 3000® Index and S&P SmallCap Restaurant Index. The graph assumes that $100 was invested on July 19, 2002 (the date our stock began trading after our initial public offering) in our common stock, the Russell 3000® Index and S&P SmallCap Restaurant Index, and that all dividends, if any, were reinvested.

This graph will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any of our filings under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not be deemed “soliciting material” or be deemed “filed” under either such Acts.

Comparison of Cumulative Total Return

Cumulative Total Return

Based upon an initial investment of $100

on July 19, 2002 through December 29, 2002

RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

See “Compensation Committee Interlocks and Insider Participation” elsewhere in this proxy statement for descriptions of certain transactions and relationships between us and Mr. Snyder, Mr. Singer, Mr. Daniels, Mr. Harvey, and one or more of their affiliates.

In April 2002, our board of directors approved the early exercise of options to purchase up to 775,862 shares of our common stock held by certain of our executive officers under our 2000 Management Performance Common Stock Option Plan and the exercise of options to purchase an additional 146,552 shares of our common stock subject to currently exercisable options held by certain of our executive officers under our 1990 and 1996 stock option plans. These transactions are further described below:

•

Michael J. Snyder elected to exercise options to purchase an aggregate of 517,241 shares of common stock. Mr. Snyder paid the exercise price by delivering a full recourse promissory note in the principal amount of $3,000,000. This promissory note bears interest at 4.65% per annum, with principal and accrued and unpaid interest due and payable on December 31, 2009.

•	James P. McCloskey elected to exercise options to purchase an aggregate of 172,415 shares of common stock. Mr. McCloskey paid the exercise price by delivering three full recourse promissory notes in the aggregate principal amount of $1,050,000. These promissory notes bear interest at 4.65% per annum, with principal and accrued and unpaid interest due and payable as follows: June 26, 2006 with respect to $600,000 principal amount, December 31, 2009 with respect to $200,000 principal amount and January 29, 2012 with respect to $250,000 principal amount.

•	Robert J. Merullo elected to exercise options to purchase 86,207 shares of common stock. Mr. Merullo paid the exercise price by delivering a full recourse promissory note in the principal amount of $500,000. This promissory note bears interest at 4.65% per annum, with principal and accrued and unpaid interest due and payable on December 31, 2009.

•	Michael E. Woods elected to exercise options to purchase an aggregate of 146,551 shares of common stock. Mr. Woods paid the exercise price by delivering two full recourse promissory notes in the aggregate principal amount of $850,000. These promissory notes bear interest at 4.65% per annum, with principal and accrued and unpaid interest due and payable as follows: January 6, 2007 with respect to $250,000 principal amount and December 31, 2009 with respect to $600,000 principal amount.

The indebtedness represented by each executive officer’s promissory note or notes becomes immediately due and payable in the event that the executive officer’s employment is terminated for any reason. These loans to Mr. Snyder, Mr. McCloskey, Mr. Merullo and Mr. Woods will remain in effect following the enactment of the Sarbanes-Oxley Act of 2002 because they were extended by us prior to the enactment of Sarbanes-Oxley on July 30, 2002. We will not grant any new loans or renew or materially modify any existing loans, including these loans, to any of our executive officers or directors.

Each executive officer has pledged the shares acquired by him as collateral for repayment of his respective full recourse promissory note or notes. The shares acquired by each executive officer upon the early exercise of stock options are subject to a right of repurchase in our favor at the lower of the price paid by the executive officers for the shares acquired by them upon the early exercise of their stock options or the fair market value of these shares on the date that we exercise our right of repurchase. This right lapses on the same schedule that the shares underlying the original options would have become vested and exercisable as follows:

•	379,310 shares acquired by Mr. Snyder, 103,448 shares acquired by Mr. Woods, 34,483 shares acquired by Mr. McCloskey and 86,207 shares acquired by Mr. Merullo vested and became exercisable as of July 24, 2002 by resolution of our board of directors following the closing of our initial public offering.

•	68,966 shares acquired by Mr. Snyder vested and became exercisable in May 2002 and the remaining 68,965 shares will vest and become exercisable in May 2003.

•	11,494 shares acquired by Mr. McCloskey will vest and become exercisable in January 2004, an additional 11,494 shares will vest and become exercisable in January 2005, and the remaining 11,495 shares will vest and become exercisable in January 2006.

Interest accrued on the above notes as of March 18, 2003 totaled approximately $228,000.

Robert J. Merullo has a 7.0% ownership interest in one of our franchisees, Mach Robin, LLC. We recognized franchise and royalty fees from Mach Robin in the amount of approximately $922,000 in 2002. Mach Robin has a 40.0% ownership interest and a right to share in up to 60.0% of the profits of one of our other franchisees, Red Robin Restaurants of Canada, Ltd. We recognized franchise and royalty fees from Red Robin Restaurants of Canada in the amount of $786,000 in 2002.

Benjamin D. Graebel is the chief executive officer of Graebel Companies, Inc., a privately held transportation and relocation service provider. During 2002, we paid Graebel Companies approximately $281,500 for services related to the relocation of our vice president of development and other relocation services, including storage fees, internal office moves at corporate headquarters and other employee moves. We plan to continue using the services of Graebel Companies, Inc. in 2003.

AUDIT COMMITTEE REPORT

Our audit committee is comprised of Benjamin Graebel (chairman), Edward T. Harvey, Jr., and Dennis Mullen. Terrence D. Daniels resigned from the audit committee on September 11, 2002, and Gary J. Singer resigned on March 21, 2003. The audit committee operates pursuant to a written charter adopted by the board of directors, a copy of which is attached to this proxy statement as Appendix I. The audit committee of the board of directors appoints our independent auditors, and the auditors report to the audit committee.

The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee’s meetings include, whenever appropriate, executive sessions with our independent auditors without the presence of our management.

The audit committee is responsible for overseeing our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial reporting process, accounting principles and internal controls as well as preparation of our financial statements. Our independent auditors are responsible for performing an audit of our financial statements with accounting principles generally accepted in the United States. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit committee’s considerations and discussions with management and the independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of the annual financial statements has been carried out in accordance with generally accepted accounting principles, or that the independent accountants are in fact “independent”.

The audit committee has reviewed and discussed with both management and our independent auditors our company’s annual financial statements as of and for the year ended December 29, 2002, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management advised the committee that the annual financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States. The audit committee has relied, without independent verification, on this representation, and on the representations of the independent auditors included in their report on our company’s financial statements. The audit committee discussed with the independent auditors matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by statement on Auditing Standards No. 89 (Audit Adjustments) and Statement on Auditing Standards No. 90 (Audit Committee Communications). The independent auditors have provided to the audit committee the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the audit committee has discussed with the auditors their independence from us. The audit committee has also considered whether the independent auditors provision of other non-audit services to us is compatible with maintaining the auditor’s independence. The audit committee has concluded that the provision of non-audit services by our auditors was compatible with the maintenance of Deloitte & Touche’s independence in the conduct of its auditing functions.

Taking all of these reports and discussions described above into account, the audit committee, exercising its business judgment, has recommended to the board of directors that the board of directors approve the inclusion of our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 29,

2002 for filing with the Securities and Exchange Commission. The audit committee reappointed Deloitte & Touche LLP as our independent auditors for the 2003 fiscal year.

Submitted on March 21, 2003 by the members of the audit committee of our board of directors.

THE AUDIT COMMITTEE

Benjamin D. Graebel, Chairman

Edward T. Harvey, Jr.

Dennis B. Mullen

Gary J. Singer

INDEPENDENT AUDITORS

The audit committee has appointed Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 28, 2003. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table represents fees paid or accrued for professional audit services rendered by Deloitte & Touche LLP for the audit and other services provided by Deloitte & Touche LLP for fiscal year 2002.

(1) Auditfees (a)		$172,185
(2) Financial information systems design and implementation fees		—
(3) All other fees:
(i) IPO and Registration fees and expenses	328,093
(ii) Tax related services (b)	135,932
(iii) Audits of employee benefit plans	13,390
(iv) Other services (c)	37,363
Total all other fees		514,778

Total fees		$686,963

(a)	Audit services of Deloitte & Touche LLP for 2002 consisted of the examination of our consolidated financial statements and quarterly review of financial statements.
(b)	Tax related services are related primarily to tax compliance (including U.S. federal and state returns), cost segregation analysis and tax examination assistance.
(c)	Other services consist primarily of agreed upon procedures related to marketing funds and a review of our annual Uniform Franchise Offering Circular.

All non-audit services were reviewed by the audit committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of their independence in the conduct of the auditing functions.

PROPOSAL 2

AMENDMENT OF CERTIFICATE OF INCORPORATION

The board of directors has unanimously approved a proposal, subject to stockholder approval, to amend article fourth of our amended and restated certificate of incorporation to reduce the authorized number of shares of our common stock, $0.001 par value per share, from 50,000,000 shares to 30,000,000 shares, and to reduce the authorized number of shares of our preferred stock, $0.001 par value per share, from 5,000,000 shares to 3,000,000 shares. The complete text of article fourth of our amended and restated certificate of incorporation as proposed to be amended is attached to this proxy statement as Appendix II.

Purpose and Background of the Proposed Amendment

Our board of directors believes that it is in our best interests and the best interests of our stockholders to decrease the number of authorized but unissued shares of our common stock and preferred stock. As of March 18, 2003, we had 50,000,000 authorized shares of common stock, of which 15,124,653 shares were issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares were issued and outstanding. Of the remaining 34,875,347 authorized shares of common stock, only 1,663,946 shares are reserved for future issuance pursuant to our equity based incentive plans, resulting in an aggregate of 33,211,401 shares remaining available for future issuance. The board of directors believes that the reduction in the number of authorized shares of common stock and preferred stock will permit us to save approximately $30,000 annually in Delaware franchise taxes, while still maintaining a sufficient number of authorized shares to permit us to act promptly with respect to possible future financing, possible acquisitions, additional issuances, and for other corporate purposes. Delaware franchise taxes and fees are a function of the book value of our assets, our authorized capital stock and our outstanding shares. For the fiscal year ending December 28, 2003, the cost savings resulting from a reduction in our authorized shares of common stock and preferred stock would be prorated based on the timing of the filing of the certificate of amendment to our amended and restated certificate of incorporation.

Effect of Amendment on Authorized Capital Stock

If stockholders approve the proposed amendment to our amended and restated certificate of incorporation, the principal effect of the amendment will be to reduce the number of authorized shares of our common stock from 50,000,000 to 30,000,000, and the number of authorized shares of our preferred stock from 5,000,000 to 3,000,000. The reduction will not change the par value of the shares of our common stock or preferred stock or affect the legal rights of holders of existing shares of common stock.

Effect on Outstanding Options

The proposed amendment to our amended and restated certificate of incorporation will not affect the number, nature or exercise price of any outstanding options to purchase shares of our common stock.

Required Vote

Approval of the proposed amendment to the amended and restated certificate incorporation requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. If this proposal is approved, the proposed amendment will become effective upon acceptance for filing of a certificate of amendment to the amended and restated certificate of incorporation with the Secretary of State of Delaware, which filing is expected to take place shortly after stockholder approval. Should stockholder approval not be obtained, then the number of authorized shares will remain the same.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR approval of the proposal to amend our amended and restated certificate of incorporation to reduce the authorized number of shares of our common stock and preferred stock.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of the board of directors has appointed Deloitte & Touche LLP as our independent auditors for the fiscal year ending on December 28, 2003. Deloitte & Touche LLP has served as our independent auditors for more than ten years. Services provided to us by Deloitte & Touche LLP in fiscal year 2002 are described under “Audit and Non-Audit Fees” elsewhere in this proxy.

Required Vote

Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2003 requires the affirmative vote of at least a majority of the shares of common stock present in person or represented by proxy and entitled to be voted at the annual meeting.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2003.

In the event stockholders do not ratify the appointment of Deloitte & Touche LLP, the appointment of our independent auditors will be reconsidered by the audit committee and the board of directors.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.    The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees. We will implement this procedure with the mailing of our 2004 proxy.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying us in writing at: Red Robin Gourmet Burgers, Inc., Attn: Shareholder Services, 5575 DTC Parkway, Suite 110, Greenwood Village, Colorado 80111, or contacting us at (303) 846-6000. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 846-6000, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Proxy Solicitation Costs.    The accompanying proxy is being solicited on behalf of the board of directors of our Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by our company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers, and employees. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

ANNUAL REPORT ON FORM 10-K

We filed with the Securities and Exchange Commission an annual report on Form 10-K on March             , 2003. A copy of the annual report on Form 10-K has been mailed concurrently with this proxy statement to all of our stockholders entitled to notice of and to vote at the annual meeting, along with a separate annual report to stockholders prepared by us. The separate annual report to stockholders is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. You may obtain a copy of the annual report on Form 10-K, without charge, by writing to Red Robin Gourmet Burgers, Inc., Attn: Shareholder Services, 5575 DTC Parkway, Suite 110, Greenwood Village, Colorado 80111.

By Order of the Board of Directors,

James P. McCloskey

Secretary

Greenwood Village, Colorado

April 14, 2003

APPENDIX I

Audit Committee Charter

of

Red Robin Gourmet Burgers, Inc.

1. Formation. The board of directors (the “Board”) of Red Robin Gourmet Burgers, Inc. (the “Company”) has established an audit committee of the Company (the “Committee”) to assist the Board in fulfilling its oversight responsibilities.

2. Statement of Purpose. The Committee will (i) monitor the integrity of the Company’s financial reporting process and systems of internal controls, (ii) monitor the independence and performance of the Company’s independent auditors, (iii) provide an avenue of communication among the auditors, management and the Board, and (iv) review areas of potential significant financial risk to the Company.

The Committee is not responsible for planning or conducting audits or determining that the Company’s financial statements are accurate and are in accordance with generally accepted accounting principles. This duty is the responsibility of management and the external auditors, who are ultimately accountable to the Board and the Committee. Likewise, it is not the duty of the Committee to independently verify information presented to it, unless special circumstances require such verification. The statement of purpose contained herein is in all respects qualified by this limitation.

3. Composition and Qualifications. The Committee shall be comprised of three or more independent directors as determined by the Board. The members of the Committee shall elect one of its members as the chairperson of the Committee (the “Chairperson”). The members of the Committee shall meet the standards of independence and other qualifications as required by the National Association of Securities Dealers, Inc.

4. Oversight Responsibilities. To the full extent permitted by applicable law, the Committee shall have responsibilities in the following areas:

(a)	Review and reassess the adequacy of this Audit Committee Charter annually and recommend any proposed changes to the Board.

(b)	In consultation with management and the Company’s independent auditors, review major issues regarding accounting and auditing principles and practices and the adequacy of internal controls that could significantly affect the Company’s financial statements.

(c)	Review findings prepared by the Company’s independent auditors together with management’s responses. Such review should include discussion of any difficulties encountered in the course of the audit work regarding accounting principles, practices and judgments, including any restrictions on the scope of activities or access to required information.

(d)	Review with management and the Company’s independent auditors the Company’s quarterly and annual financial statements and the proposed press release announcing the quarterly and annual results prior to the release of any such information. Review prior to filing the financial information contained on the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K, including but not limited to Management’s Discussion and Analysis contained in such reports.

(e)	Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the Company’s independent auditors in accordance with Statement of Auditing Standards No. 61, as it may be modified or supplemented.

(f)	Review the management’s recommendation of and approve the fees and other significant compensation to be paid to the independent auditors.

(g)	On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. Review the independent auditors’ audit plan, scope, staffing, location, and reliance upon management and general audit approach. Consider the Company’s independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reports.

(h)	Based on its review of the Company’s annual financial statements and discussions with the independent auditors and management of the Company, recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(i)	Annually prepare a report to stockholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

(j)	Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

(k)	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

5. Meetings. The Committee will meet at least two times annually, or more frequently as circumstances dictate. Special meetings of the Committee will be held at the request of the Chairperson of the Committee or any two other Committee members. The Committee should meet privately in executive session at least annually with management and the Company’s independent auditors.

6. Outside Assistance. The Committee shall have the authority to request and receive access to any internal or external information it requires to fulfill its duties and responsibilities. The Committee is authorized to engage such outside professional or other services as in its discretion it deems necessary to fulfill its responsibilities.

APPENDIX II

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RED ROBIN GOURMET BURGERS, INC.

It is hereby certified that:

1. The name of the corporation is Red Robin Gourmet Burgers, Inc. (the “Corporation”).

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph A of article FOURTH thereof and by substituting in lieu thereof the following new paragraph A of article FOURTH:

“FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty-Three Million (33,000,000), consisting of Thirty Million (30,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), and Three Million (3,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

3. The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on the              day of June, 2003.

RED ROBIN GOURMET BURGERS, INC.,

By:
Name:
Title:

Proof #6

                        ANNUAL MEETING OF STOCKHOLDERS OF

                         RED ROBIN GOURMET BURGERS, INC.

                                  June 3, 2003

              If no direction is provided, this proxy will be voted
                         "FOR" the Class I nominees and
                        "FOR" Proposal 2 and Proposal 3.

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

            |                                                      |
           \|/  Please detach and mail in the envelope provided.  \|/

--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
                DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

     PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE
               MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
--------------------------------------------------------------------------------

1.       The election of two (2) Class I directors for three-year terms.

NOMINEES
O Terrence D. Daniels
O Michael J. Snyder

[_]  FOR ALL NOMINEES

[_]  WITHHOLD AUTHORITY
     FOR ALL NOMINEES

[_]  FOR ALL EXCEPT
     (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: [X]

2.       Approval of an amendment to our amended and restated certificate of incorporation to reduce the number of our authorized shares of common stock (from 50,000,000 shares to 30,000,000 shares) and preferred stock
         (from 5,000,000 shares to 3,000,000 shares); and

FOR             AGAINST                 ABSTAIN
[_]               [_]                     [_]

3.       Ratification of the appointment of Deloitte & Touche as our independent auditors for the fiscal year ending December 28, 2003.

FOR             AGAINST                 ABSTAIN
[_]               [_]                     [_]

                    I plan to attend the annual meeting. [_]

Signature of Stockholder ________________________________________ Date: ________

Signature of Stockholder ________________________________________ Date: ________

Note:    This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.
         If signer is a partnership, please sign in partnership name by authorized person.

Proof #4

                                                                        1

                        RED ROBIN GOURMET BURGERS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Michael J. Snyder and James P.
McCloskey as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Red
Robin Gourmet Burgers, Inc. held of record by the undersigned on April 14, 2003 at the Annual Meeting of Stockholders to be held at the corporate headquarters of Red Robin Gourmet Burgers, Inc. located at 5575 DTC Parkway, Suite 110,
Greenwood Village, Colorado 80111, on June 3, 2003, or any adjournment or postponement thereof.

         This proxy authorizes each of the persons named above to vote at his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, my (our) shares will be voted in accordance with the recommendation of the Board of Directors.

                (Continued and to be signed on the reverse side)